EXHIBIT (a)(5)(ii)

For Immediate Release

Salomon Brothers Inflation Management Fund Inc.

Announces Final Results Of Tender Offer

New York, NY, August 7, 2006 — Salomon Brothers Inflation Management Fund Inc. (NYSE: IMF) (the “Fund”) announced today that, in accordance with its tender offer for up to 963,251 of its issued and outstanding shares of common stock, which expired on Friday, July 28, 2006, the Fund has accepted that number of shares for payment today at $17.42 per share. These shares represent 10% of the Fund’s outstanding shares.

A total of 5,433,398.225 shares were properly tendered and not withdrawn by July 28, 2006, the final date for withdrawals. Therefore, in accordance with the terms of the tender offer, the Fund is purchasing shares on a pro rata basis from all tendering stockholders, other than stockholders holding 99 or fewer shares who tendered all their shares and from whom the Fund is accepting all shares properly tendered (aggregating 147,764 shares). Accordingly, on a pro rata basis, 15.42833% of shares for each stockholder who properly tendered 100 or more shares has been accepted for payment.

Salomon Brothers Inflation Management Fund Inc. is a closed-end management investment company whose primary objective is total return. Current income is a secondary objective. The Fund is traded on the New York Stock Exchange under the trading symbol “IMF”. Legg Mason Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc., serves as investment adviser to the Fund.

Periodically updated information on the Fund can be obtained through the Fund’s dedicated telephone line. Information provided includes a recorded update revealing the net asset value, market price and other information. The Fund’s toll-free number is (888) 777-0102.

Note: “Smith Barney”, “Salomon Brothers” and “Citi” are service marks of Citigroup, licensed for use by Legg Mason as the names of funds and investment advisers. Legg Mason and its affiliates, as well as the Fund’s investment manager, are not affiliated with Citigroup.

Contact:	Brenda Grandell
Director, Closed-End Funds
Legg Mason & Co., LLC
212-291-3775

Media Relations:	Mary Athridge
Media Relations
Legg Mason & Co., LLC
212-559-0104

THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.